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                                                                    Exhibit 4.13

                                                                  EXECUTION COPY

                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT

      This AMENDED AND RESTATED ADMINISTRATION AGREEMENT, dated as of September 15, 1998 (this "AGREEMENT"), is made by and among AESOP FUNDING II L.L.C., a Delaware limited liability company ("AFC-II"), AESOP LEASING L.P., a Delaware limited partnership ("AESOP LEASING"), AESOP LEASING CORP. II, a Delaware corporation ("AESOP LEASING II"), AVIS RENT A CAR SYSTEM, INC., a Delaware corporation, as administrator (the "ADMINISTRATOR"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation, not in its individual capacity but solely as Trustee (the "TRUSTEE") under the Base Indenture (as defined herein).

      WHEREAS, each of AFC-II, AESOP Leasing and AESOP Leasing II has entered into the Related Documents to which it is a party; and

      WHEREAS, AFC-II, AESOP Leasing, AESOP Leasing II and the Administrator are parties to an Administration Agreement, dated as of July 30, 1997 (the "ORIGINAL ADMINISTRATION AGREEMENT"), pursuant to which the Administrator agreed to perform certain of the respective duties of AFC-II, AESOP Leasing, and AESOP Leasing II under the Related Documents and to provide such additional services consistent with the terms of the Original Administration Agreement and the Related Documents as AFC-II, AESOP Leasing and AESOP Leasing II might from time to time request; and

      WHEREAS, certain of the Related Documents have been amended in order to permit AESOP Leasing to enter into exchange transactions with respect to the transfer and acquisition of Vehicles, pursuant to the Master Exchange Agreement, which transactions are structured with the intention that they qualify as "like-kind exchanges" under Section 1031 of the Internal Revenue Code and the regulations thereunder; and

      WHEREAS, in connection with the transactions contemplated pursuant to the Master Exchange Agreement, each of AESOP Leasing and AFC-II wishes the Administrator to perform certain additional services on its behalf; and

      WHEREAS, the Administrator has the capacity and is willing to provide such original services and additional services on the terms set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE. Unless otherwise specified herein, capitalized terms used herein (including the PREAMBLE and RECITALS hereto) shall have the meaning
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assigned to such terms in the Definitions List attached as Schedule I to the
Amended and Restated Base Indenture, dated as of July 30, 1997, as amended by Supplemental Indenture No. 1 thereto, dated as of July 31, 1998, and Supplemental Indenture No. 2 thereto, dated as of September 15, 1998, and as it may be from time to time further amended (the "BASE INDENTURE"), between AFC-II, as Issuer, and the Trustee, or in the Master Exchange Agreement.

(i) DUTIES OF THE ADMINISTRATOR. CERTAIN DUTIES WITH RESPECT TO THE INDENTURE. The Administrator agrees to perform the following duties on behalf of AFC-II under the Base Indenture:

      (A) the preparation and delivery to the Trustee of written instructions with respect to the investment of funds on deposit in the Termination Services Reserve Account and the liquidation of such investments as required or permitted pursuant to Sections 3.7(b) and (c) of the Base Indenture and with respect to the investment of funds on deposit in any other accounts specified in a Supplement and the liquidation of such investments as required or permitted pursuant to the provisions of such Supplement;

      (B) the preparation and delivery to the Trustee of the Daily Report required to be prepared pursuant to Section 4.1(a) of the Base Indenture;

      (C) the preparation and delivery to the Trustee, the Paying Agent, the Administrative Agent, the Rating Agencies and any Enhancement Provider of the Monthly Certificate required to be delivered pursuant to Section 4.1(b) of the Base Indenture;

      (D) the preparation and delivery to the Trustee of the Monthly Noteholders' Statement with respect to each Series of Notes required to be delivered pursuant to Section 4.1(c) of the Base Indenture;

      (E) the preparation and delivery to the Trustee and the Paying Agent of written instructions to make withdrawals from and payments to the Collection Account, the Termination Services Reserve Account and any other accounts specified in a Supplement and to make drawings under any Enhancement pursuant to Section 4.1(d) of the Base Indenture and the provisions of any Supplement;

      (F) the preparation and delivery to the Trustee of written instructions to establish and maintain appropriate administrative sub-accounts in accordance with Section 5.1(b) of the Base Indenture;

      (G) the preparation and delivery to the Trustee of written instructions with respect to the investment of funds on deposit in the Collection Account and

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      the liquidation of such investments as required or permitted pursuant to
      Sections 5.1(c) and (d) of the Base Indenture;

      (H) the preparation and delivery to the Trustee and the Paying Agent of the Annual Noteholders' Tax Statement required to be delivered pursuant to
      Section 6.4(b) of the Base Indenture;

      (I) the delivery to the Trustee and each Rating Agency, in accordance with
      Section 8.3(a) of the Base Indenture, of a copy of the financial information and other materials delivered by each Borrower to AFC-II pursuant to Section 9.5(i) of the related Loan Agreement;

      (J) the delivery to the Trustee and each Rating Agency, in accordance with
      Section 8.3(b) of the Base Indenture, of a copy of the additional information regarding the financial position, results of operations or business delivered by each Borrower to AFC-II pursuant to Section 9.5(iv) and (v) of the related Loan Agreement;

      (K) the preparation and delivery to the Trustee and each Rating Agency of the notice of any prospective change in any Manufacturer Program or the introduction of any new Manufacturer Program by an existing Manufacturer and of the terms thereof, required to be delivered pursuant to Section 8.3(e) of the Base Indenture;

      (L) the delivery to each Rating Agency, at least annually, of a copy of each Manufacturer Program required to be delivered pursuant to Section 8.3(e) of the Base Indenture; and

      (M) the delivery to any Noteholder and any prospective purchasers of Notes the information required by Rule 144A(d)(4) of the Securities Act pursuant to Section 8.27 of the Base Indenture.

(ii) ADMINISTRATOR TO ACT AS CUSTODIAN OF CERTIFICATES OF TITLE. To assure uniform quality in servicing of the Collateral and to reduce administrative costs, the Administrator hereby accepts the duty to act as the agent of the Trustee as custodian of the Certificates of Title. The Trustee may revoke such agency at any time, and upon such revocation the Administrator shall promptly deliver all Certificates of Title to the Trustee.

(iii) Following the Initial Closing Date, the Administrator delivered to the Trustee and each Enhancement Provider a copy of its written procedures and standards for handling and monitoring vehicle titles, including procedures upon the acquisition and disposition of vehicles. The Administrator shall comply with such procedures and standards in performing its duties hereunder as custodian of the Certificates of Title. The
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Administrator, in its capacity as custodian, shall hold the Certificates of
Title on behalf of the Trustee for the use and benefit of all present and future Secured Parties with an interest therein, and maintain such accurate and complete records (either original execution documents or copies of such originally executed documents shall be sufficient for such purposes), and computer systems pertaining to each Certificate of Title as shall enable the Trustee to comply with this Agreement and the other Related Documents. The Administrator shall promptly report to the Trustee any material failure on its part to hold the Certificates of Title and maintain its records, and computer systems as herein provided and promptly take appropriate action to remedy any such failure. Nothing herein shall be deemed to require an initial review or any periodic review by the Trustee of the Certificates of Title. The Trustee shall not be liable for the acts of the Administrator.

(iv) The Administrator has notified the Trustee and each Enhancement Provider of the initial location of the Certificates of Title and the related records and computer systems maintained by the Administrator and shall notify the Trustee and each Enhancement Provider prior to any change in location of the Certificates of Title and such related records and computer systems.

(v) Upon instruction from the Trustee, the Administrator shall release any Certificate of Title to the Trustee, at such place or places as the Trustee may reasonably designate as soon as reasonably practicable; PROVIDED, HOWEVER, that upon the occurrence of an Amortization Event or a Liquidation Event of Default and at the request of the Trustee, the Administrator shall promptly deliver all Certificates of Title to the Trustee. In connection with any such instruction of the Trustee, the Administrator may, in lieu of delivering any original Certificates of Title, deliver copies thereof stored on microfiche, computer disk or on such other image storage or electronic media as the Administrator shall maintain in accordance with its customary practices and which is in a format acceptable to the Trustee; PROVIDED, HOWEVER, that the Administrator shall deliver to the Trustee the original Certificates of Title if the Trustee so instructs the Administrator. The Administrator shall not be responsible for any loss occasioned by the failure of the Trustee, its agent or its designee to return any Certificate of Title or any delay in doing so. All instructions from the Trustee shall be in writing and signed by a Trust Officer, and the Administrator shall be deemed to have received proper instructions with respect to the Certificates of Title upon its receipt of such written instruction. A certified copy of a by-law or of a resolution of the Board of Directors of the Trustee shall constitute conclusive evidence of the authority of any such Responsible Officer to act and shall be considered in full force and effect until receipt by the Administrator of written notice to the contrary given by the Trustee.

(vi) The Trustee hereby ratifies and confirms its grant to the Administrator, pursuant to the Original Administration Agreement, of a power of attorney, with full power of substitution to take any and all actions, solely for the following limited purposes, in the name of the Trustee, (x) to note the Trustee as the holder of a first Lien
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on the Certificates of Title and/or otherwise ensure that the first Lien shown on any and all Certificates of Title is in the name of the Trustee (except with respect to the Certificates of Title for (A) the Initial PVT Vehicles and the Initial Financed Vehicles (which reflect the lien of BONY), (B) the Franchisee Vehicles (which will reflect the lien of the nominee lienholder under the applicable Franchisee Nominee Agreement) and (C) Vehicles titled in the States of Oklahoma, Nebraska and Ohio) and (y) to release the Trustee's Lien on any Certificate of Title in connection with the sale or disposition of the related Vehicle permitted pursuant to the provisions of the Related Documents. Nothing in this Agreement shall be construed as authorization from the Trustee to the Administrator to release any Lien on the Certificates of Title except upon compliance with the Related Documents. The Trustee shall have the right to terminate such power of attorney (including the related power granted pursuant to the following sentence) at any time by giving written notice to such effect to the Administrator. To further evidence such power of attorney, the Trustee agrees that upon request of the Administrator from time to time it will execute a separate power of attorney substantially in the form of Exhibit A hereto.

(b) CERTAIN DUTIES WITH RESPECT TO THE LOAN AGREEMENTS. The Administrator agrees to perform the following duties on behalf of AFC-II or the respective Borrower, as the case may be, under each Loan Agreement:

      (A) pursuant to Section 4.4 of such Loan Agreement, the calculation of the Lender's Carrying Cost Interest Rate, Supplemental Carrying Charges and Supplemental Interest and delivery of written notice thereof to the Borrower under such Loan Agreement;

      (B) pursuant to Section 6.4 of such Loan Agreement, the delivery to the Trustee and the applicable Enhancement Provider of notification of the amount of the Lease Payment Deficit, if any, with respect to each Series of Notes issued pursuant to the Indenture;

      (C) pursuant to Section 9.5(i) of such Loan Agreement, the delivery to AFC-II and the Trustee of all reports required to be delivered pursuant to
      Section 31.5 of the Related Lease;

      (D) pursuant to Sections 9.5(ii) and (iii) of such Loan Agreement, the preparation and delivery to AFC-II, the Trustee, each Rating Agency and each Enhancement Provider, as applicable, of notice of any Potential Amortization Event, Amortization Event, Manufacturer Event of Default or termination or replacement of a Manufacturer Program;

      (E) pursuant to Section 9.5(v) of such Loan Agreement, the preparation and delivery from time to time to AFC-II, the Trustee and the Rating Agencies, such other information, documents, or reports respecting the Collateral
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      under such Loan Agreement or the condition or operations, financial or otherwise, of the related Borrower as AFC-II or the Trustee may from time to time reasonably request; and

      (F) to assist such Borrower in the sale, return or other disposition of any Vehicle returned to such Borrower by the Lessee thereof for any reason; PROVIDED, HOWEVER, that any such Vehicle may be sold, returned or otherwise disposed of only in a manner consistent with the provisions of the Related Documents.

(c) CERTAIN DUTIES WITH RESPECT TO THE LEASES. The Administrator agrees to perform its duties under each Lease, including but not limited to the following:

      (A) to request the Trustee to cause its Lien to be removed from the Certificate of Title for each Vehicle upon the sale, return or other disposition of such Vehicle in accordance with the Related Documents or the transfer of such Vehicle to the Intermediary, pursuant to the Master Exchange Agreement;

      (B) pursuant to Section 4.2 of the AESOP I Operating Lease, to calculate, or to verify any calculation by the Intermediary or Lender Agent, as the case may be, of the amount of fees, expenses, indemnities and other amounts payable to the Intermediary pursuant to the Master Exchange Agreement and to bill the Lessees for Special Service Charges, accordingly.

      (C) pursuant to Section 7 of each Lease, to promptly and duly execute, deliver, file and record all documents, statements, filings and registrations, and take such further actions as may be requested to establish, perfect and maintain the related Lessor's title to and interest in, and the Trustee's perfected first Lien on, the Vehicles leased under such Lease and the Certificates of Title therefor;

      (D) pursuant to Section 13.1(b)(ii), as applicable, of each Lease, to determine the equivalent of any Excess Damage Charges and Excess Mileage Charges applicable to certain Non-Program Vehicles leased under such Lease at the time of their sale, return or other disposition in accordance with the Related Documents; and

      (E) pursuant to Section 31.9 of each Lease, to indicate on its computer records that the Trustee is the holder of a Lien on each Vehicle leased under such Lease.

(d) CERTAIN DUTIES WITH RESPECT TO THE MASTER EXCHANGE AGREEMENT AND RELATED AGREEMENTS. The Administrator agrees to provide the following services and perform the following duties on behalf of AESOP Leasing under the Master Exchange Agreement and the Intercreditor Agreement:
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      (A) preparing for execution by AESOP Leasing any notices to be given to the Intermediary (and other Persons, as specified) pursuant to the Master Exchange Agreement, in connection with the designation and transfer of Identified Relinquished Vehicles and the designation and acquisition of Identified Replacement Vehicles, including, without limitation, any Transfer Notices, notices of rescission, Purchase Agreement Assignments, revocations of identification of Identified Replacement Vehicles and Notices of Acceptance.

      (B) preparing for execution by AESOP Leasing any AESOP Representation Certificates and AESOP Representation Letters required to be delivered pursuant to the Master Exchange Agreement;

      (C) the preparation and delivery of Administrator Representation Certificates and Administrator Representation Letters required to be delivered pursuant to the Master Exchange Agreement, and of borrowing base certificates pursuant to the Receivables Financing Agreement;

      (D) preparing, on behalf of AESOP Leasing, written directions to the Intermediary to request loans from the Receivables Lender in accordance with the terms of the Master Exchange Agreement and the Receivables Financing Agreement;

      (E) pursuant to Section 3.4 of the Master Exchange Agreement, directing purchasers of Relinquished Vehicles to make payments to the Collection Account, or to an Approved Lockbox Account, as applicable;

      (F) pursuant to Section 5.1(a) of the Master Exchange Agreement, directing the investment of funds credited to the Trust Accounts;

      (G) pursuant to Section 5.2 of the Master Exchange Agreement, providing directions for the payment of the purchase price of Replacement Vehicles;

      (H) the delivery of notices of any AESOP Exchange Agreement Termination Event or Intermediary Exchange Agreement Termination Event, as may be applicable, pursuant to Article 8 of the Master Exchange Agreement, and the appointment of an Eligible Successor Intermediary, if required, pursuant to Section 8.2 of the Master Exchange Agreement;

      (I) pursuant to Section 2.5 of the Master Exchange Agreement, the delivery of notices of Group Closing Events;
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      (J) the preparation and delivery of any other notice or document necessary or appropriate in order to exercise the rights or carry out the duties of AESOP Leasing pursuant to the Master Exchange Agreement;

      (K) the preparation and delivery to AFC-II, the Trustee, the Intermediary and the Lender Agent, in accordance with the Intercreditor Agreement, of the Administrator Certificates required to be delivered pursuant to
      Section 4 thereof, and of such other information relative to the Relinquished Vehicles or Relinquished Vehicle Property as any of such Persons reasonably may request from time to time in connection with or pursuant to the Intercreditor Agreement;

      (L) the preparation and delivery to AFC-II, the Trustee, the Intermediary and the Lender Agent, in accordance with Section 5 of the Intercreditor Agreement, of written instructions with respect to the disbursement of Relinquished Vehicle Receivables Collections from the Collection Account to the Intermediary; and

      (M) the preparation and delivery to the Lender Agent, when required pursuant to Section 6(c) of the Intercreditor Agreement, of the notice of payment of Receivables Funding Loan described therein.

2. TERMINATION SERVICES RESERVE ACCOUNT

3. On the Initial Closing Date the Administrator established and has maintained, and shall continue to maintain, the Termination Services Reserve Account in the name of the Trustee for the benefit of the Secured Parties. On the Initial Closing Date, the Administrator deposited $2,000,000 into the Termination Services Reserve Account. The Termination Services Reserve Account shall be administered in accordance with Section 3.7 of the Indenture, which Section 3.7 is hereby incorporated by reference in its entirety. The Administrator hereby pledges, assigns and conveys all of its right, title and interest in, to and under the Termination Services Reserve Account and all securities or other property credited thereto from time to time to (i) the Issuer, to secure the Administrator's obligations under this Agreement and the Termination Services Agreement and (ii) the Trustee, to secure the obligations of the Issuer under the Indenture. The Administrator shall reimburse any withdrawal by the Trustee in respect of a Termination Services Draw Amount from the Termination Services Account within two Business Days thereof by deposit to the Termination Services Reserve Account of an amount equal to such Termination Services Reserve Draw Amount plus interest thereon at the applicable Lender's Carrying Cost Interest Rate from and including the date of such withdrawal to but excluding the date of such deposit.

4. ADDITIONAL DUTIES; ADDITIONAL INFORMATION.

(a) Subject to SECTION 10 of this Agreement, and in accordance with the directions of any party hereto, the Administrator shall administer, perform or supervise
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the performance of such other activities in connection with the
Collateral and the Related Documents as are not covered by any of the foregoing provisions and as are expressly requested by such party and are reasonably within the capability of the Administrator. The Administrator shall furnish to any party hereto from time to time such additional information regarding the Collateral as such party shall reasonably request.

(b) If any Manufacturer exercises any right of set-off pursuant to its Manufacturer Program with respect to a Vehicle previously leased under a Lease (the "FIRST LEASE") and returned to such Manufacturer under such Manufacturer Program against an amount payable by such Manufacturer with respect to a Vehicle previously leased under another Lease (the "AFFECTED LEASE") and returned to such Manufacturer (the "REPURCHASE PRICE ADJUSTMENT") under such Manufacturer Program, on the Payment Date following the Related Month during which such right was exercised, the Administrative Agent shall increase the amount allocated to the repayment of the Loan Principal Amount under the Loan Agreement related to the Affected Lease by an amount equal to the Repurchase Price Adjustment and reduce the amount allocated to the repayment of the Loan Principal Amount under the Loan Agreement related to the First Lease by an amount equal to the Repurchase Price Adjustment.

5. RECORDS. The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by any party hereto at any time during normal business hours.

6. COMPENSATION. As compensation for the performance of the Administrator's obligations under this Agreement and, as reimbursement for its expenses related thereto, the Administrator shall be entitled to the Monthly Administration Fee, payable by AESOP Leasing, AESOP Leasing II and AFC-II severally, and not jointly, on each Distribution Date in the respective amounts specified in the definition of such term. The Administrator shall also be entitled to (i) any interest earned on the amounts deposited in the Termination Services Reserve Account during each Interest Period and (ii) the reasonable costs and expenses of the Administrator incurred by it as a result of arranging for the sale of any Vehicle returned by the Lessee thereof to the applicable Lessor and sold to third parties, PROVIDED, HOWEVER, that such costs and expenses shall be payable to the Administrator by such Lessor only to the extent of any excess of the sale price received by such Lessor for any such Vehicle over the Termination Value thereof (the sum of the amounts in clauses (i) and (ii) above, the "SUPPLEMENTAL ADMINISTRATION FEE").

7. USE OF SUBCONTRACTORS. The Administrator may contract with other Persons to assist it in performing its duties under this Agreement (except holding the Certificates of Title), and any performance of such duties by a Person identified to the Trustee in an Officer's Certificate of the Administrator shall be deemed to be action taken by the Administrator. Any such contract shall not relieve the Administrator of its
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liability and responsibility with respect to the duties to which such contract relates. Initially, the Administrator has contracted with WizCom International, Ltd. to assist the Administrator in performing its duties under this Agreement.

8. TRANSACTIONS WITH AFFILIATES. In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions or otherwise deal with any of its Affiliates; PROVIDED, HOWEVER, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and the Trustee and shall be, in the Administrator's opinion, no less favorable to the parties hereto than would be available from unaffiliated parties.

9. INDEMNIFICATION. The Administrator shall indemnify and hold harmless the Issuer, the Trustee, the Intermediary, the Lender Agent, AFC-II, AESOP Leasing, AESOP Leasing II and their respective directors, officers, agents and employees (collectively, the "INDEMNIFIED PARTIES") from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of the activities of the Administrator pursuant to this Agreement, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; PROVIDED, HOWEVER, that the Administrator shall not indemnify any Indemnified Party if such acts, omissions or alleged acts or omissions constitute bad faith, negligence or willful misconduct by such Indemnified Party. The indemnity provided herein shall survive the termination of this Agreement and the removal of the Administrator.

10. INDEPENDENCE OF THE ADMINISTRATOR. Unless otherwise provided in the Related Documents, the Administrator shall be an independent contractor and shall not be subject to the supervision of AFC-II, AESOP Leasing, AESOP Leasing II, the Trustee, the Intermediary, the Lender Agent, the Receivables Lender or any other Person with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Trustee, the Administrator shall have no authority to act for or represent the Trustee in any way and shall not otherwise be deemed an agent of the Trustee.

11. NO JOINT VENTURE. Nothing contained in this Agreement (i) shall constitute the Administrator and any of AFC-II, AESOP Leasing, AESOP Leasing II and the Trustee (or any other Person) as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

12. OTHER ACTIVITIES OF ADMINISTRATOR. Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its sole discretion,

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from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the parties hereto.

13. TERM OF AGREEMENT; NO RESIGNATION; REMOVAL.

(a) This Agreement shall continue in force until the termination of the Indenture, the Loan Agreements, the Leases, the Master Exchange Agreement, the Receivables Funding Documents and the Intercreditor Agreement in accordance with their respective terms and the payment in full of all obligations owing thereunder, upon which event this Agreement shall automatically terminate. In the event that the Indenture terminates and all obligations owing thereunder have been paid in full, AFC-II shall have all rights of the Trustee under this Agreement.

(b) The Administrator shall not resign from the obligations and duties imposed hereunder.

(c) Subject to SECTIONS 13(d) and 13(e), the Trustee may, and at the written direction of the Requisite Investors shall, remove the Administrator upon written notice of termination from the Trustee to the Administrator if any of the following events (each, an "ADMINISTRATOR DEFAULT") shall occur:

      (i) the Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten (10) days of the earlier of receiving notice of or learning of such default (or, if such default cannot be cured in such time, shall not give within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer and the Trustee); or

      (ii) an Event of Bankruptcy occurs with respect to the Administrator.

      The Administrator agrees that if any event specified in clause (ii) above shall occur, it shall give written notice thereof to each other party hereto and to the Intermediary and the Lender Agent within seven (7) days after the happening of such event.

(iii) No removal of the Administrator pursuant to this SECTION 13 shall be effective until a successor Administrator acceptable to each Enhancement
Provider and the Lender Agent shall have been appointed by the Issuer and the Trustee and such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder. The Issuer shall provide written notice of any such removal to the Trustee, each Enhancement Provider and the Lender Agent with a copy to the Rating Agencies.
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(d) The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Consent Condition with respect to the proposed appointment.

14. ACTION UPON TERMINATION OR REMOVAL. Promptly upon the effective date of termination of this Agreement pursuant to Section 13(a) or the removal of the Administrator pursuant to Section 13(c), the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination or removal. The Administrator shall forthwith upon such termination pursuant to Section 13(a) deliver to the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator. In the event of the resignation or removal of the Administrator pursuant to Section 13(c), the Administrator shall cooperate with the Issuer and the Trustee and take all reasonable steps requested to assist the Issuer and the Trustee in making an orderly transfer of the duties of the Administrator, including, without limitation, delivering to a successor Administrator all property and documents of or relating to the Collateral then in the custody of the retiring Administrator.

15. NOTICES. Any notice, report or other communication given hereunder shall be in writing and addressed of follows:

(a)       if to AFC-II, to:

          AESOP Funding II L.L.C.
          c/o Lord Securities Corporation
          Two Wall Street
          New York, New York  10005

          Attention:   Frank Bilotta
          Telephone:   (212) 346-9000
          Fax:         (212) 346-9012

(b)       if to AESOP Leasing, to:

          AESOP Leasing L.P.
          c/o Lord Securities Corporation
          Two Wall Street
          New York, New York  10005

          Attention:   Frank Bilotta
          Telephone:   (212) 346-9000
          Fax:         (212) 346-9012

(c)       if to AESOP Leasing II, to:
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          AESOP Leasing Corp. II
          c/o Lord Securities Corporation
          Two Wall Street
          New York, New York  10005

          Attention:   Frank Bilotta
          Telephone:   (212) 346-9000
          Fax:         (212) 346-9012

(d)       if to the Administrator, to:

          Avis Rent A Car System, Inc.
          900 Old Country Road
          Garden City, New York  11530

          Attention:   Treasurer
          cc:          General Counsel
          Telephone:   (516) 222-3000
          Fax:         (516) 222-3751

(e)       If to the Trustee, to:

          Harris Trust and Savings Bank
          311 West Monroe Street, 12th Floor
          Chicago, Illinois  60606

          Attention:   Corporate Trust Administration
          Telephone:   (312) 461-2532
          Fax:         (312) 461-3525

(f)       If to the Intermediary to:

          Bank One, Texas, National Association
          P.O. Box 259000
          Dallas, Texas 75225

          Attention:   Corporate Trust Department
          Telephone:   (214) 360-3978
          Fax:         (214) 360-3980

(g)       If to the Lender Agent to:

          Credit Lyonnais New York Branch
          1301 Avenue of the Americas

          New York, New York 10019
          Attention:   Structured Finance Group
          Telephone:   (212) 261-7814
          Fax:         (212) 459-3258

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, delivered by overnight courier or hand-delivered to the address of such party as provided above.

(i) AMENDMENTS. This Agreement may be amended from time to time by a written amendment duly executed and delivered by AFC-II, AESOP Leasing, AESOP Leasing II and the Administrator, with the written consent of the Trustee, without the consent of the Noteholders, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders; PROVIDED that (i) such amendment will not, as set forth in an Opinion of Counsel satisfactory to the Trustee, materially and adversely affect the interest of any Noteholder and (ii) the Rating Agency Consent Condition has been satisfied with respect to such amendment. This Agreement may also be amended by AFC-II, AESOP Leasing, AESOP Leasing II, the Administrator and the Trustee with the written consent of the Noteholders of Notes evidencing not less than a majority of the Notes Outstanding for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of Noteholders; PROVIDED, HOWEVER, that no such amendment may increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on the Collateral or distributions that are required to be made for the benefit of the Noteholders or reduce the aforesaid percentage of the Noteholders which are required to consent to any such amendment, without the consent of the Noteholders of all the Notes Outstanding and PROVIDED FURTHER that the Rating Agency Consent Condition has been satisfied with respect to such amendment. The Trustee shall have no obligation to execute any amendment hereto which affects its rights, duties and obligations.

16. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by AFC-II, AESOP Leasing, AESOP Leasing II and the Trustee and subject to the satisfaction of the Rating Agency Consent Condition in respect thereof, and, so long as the Master Exchange Agreement is in effect, to the prior written consent of the Intermediary and, so long as the Receivables Funding Documents are in effect, to the prior written consent of the Lender Agent. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of AFC-II, AESOP Leasing, AESOP Leasing II, the Trustee, the Intermediary or the Lender Agent, to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; PROVIDED that (i) such successor organization executes and delivers to AFC-II, AESOP Leasing, AESOP Leasing II, the Trustee, the Intermediary and the Lender Agent, an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder and (ii) the Rating Agency Consent Condition has been satisfied with respect to such assignment. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto. Each of the parties hereto acknowledges that (i) AESOP Leasing has pledged all of its rights under this Agreement to AFC-II pursuant to each of the AESOP I Loan Agreements, (ii) AESOP Leasing II has pledged all of its rights under this Agreement to AFC-II pursuant to the AESOP II Loan Agreement and (iii) AFC-II has pledged all of its rights under this Agreement to the Trustee on behalf of the Secured Parties pursuant to the Indenture.

17. GOVERNING LAW. This agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of law principles (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

18. HEADINGS. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same agreement.

20. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21. NOT APPLICABLE TO AVIS RENT A CAR SYSTEM, INC. IN OTHER CAPACITIES. Nothing in this Agreement shall affect any right or obligation Avis Rent A Car System, Inc. may have in any other capacity.

22. NONPETITION COVENANTS. The Administrator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes and the Commercial Paper Notes, it will not institute against, or join any other Person in instituting against, any of AFC-II, AESOP Leasing, AESOP Leasing II, PVHC, Quartx, Original AESOP or AFC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the

United States or any state of the United States. The provisions of this SECTION 23 shall survive the termination of this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    AESOP FUNDING II L.L.C.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    AESOP LEASING L.P.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    AVIS RENT A CAR SYSTEM, INC.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    HARRIS TRUST AND SAVINGS BANK,
                                      not in its individual capacity
                                      but solely as Trustee

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                    AESOP LEASING CORP. II

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT A

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that HARRIS TRUST AND SAVINGS BANK, as trustee, does hereby make, constitute and appoint Avis Rent A Car System, Inc. ("ARAC"), acting through any of its "District Managers", "City Managers", "Director - Field Administration", "Fleet Managers", "Turn-back Managers", "Fleet Administration Supervisors" or "Fleet Administrators" as its true and lawful attorney-in-fact for it and in its name, place and stead, for the special and limited purpose of (1) recording liens in favor of Harris Trust and Savings Bank, as trustee, on the certificate of title on any motor vehicle, (2) executing such other documents as are necessary in order to record liens on such motor vehicles in favor of Harris Trust and Savings Bank, as trustee, (3) receiving (by mail or in person) and retaining in trust for, and on behalf of, Harris Trust and Savings Bank, as trustee, the certificate of title and other registration documentation relating to such motor vehicles, (4) designating c/o ARAC and ARAC's address as the mailing address of Harris Trust and Savings Bank, as trustee, for all documentation relating to the title and registration of such motor vehicles, (5) applying for duplicate certificates of title indicating the lien of Harris Trust and Savings Bank, as trustee, where original certificates of title have been lost or destroyed and (6) upon the sale of any such motor vehicle in accordance with the terms and conditions of the Related Documents, releasing the lien of Harris Trust and Savings Bank on such motor vehicle by executing any documents required in connection therewith.

            The powers and authority granted hereunder shall, unless sooner terminated, revoked or extended, cease eight years from the date of execution as set forth below.

            IN WITNESS WHEREOF, HARRIS TRUST AND SAVINGS BANK, as Trustee, has caused this instrument to be executed on its behalf by its duly authorized officer this ___ day of , ____.

                                    HARRIS TRUST AND SAVINGS BANK, as Trustee


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

State of Illinois )
County of Cooke   )

Subscribed and sworn before me, a notary public, in and for said county and state, this ___ day of , ____.

                                                     Notary Public